EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2018 (except for the matter described in Note 15, fifth paragraph, as to which the date is May 2, 2018) with respect to the consolidated financial statements of Delcath Systems, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

New York, New York

July 30, 2018